EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 04/20/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.08%	5.54%	-2.27%
Class B Units	1.06%	5.49%	-2.52%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED APRIL 20, 2007

The Grant Park Futures Fund posted trading gains during the past week. Profits came mostly from positions in the currencies, stock indices and metals; losses were mainly the result of positions in the interest rate sector.

Long positions in the currency sector reported positive returns after the U.S. dollar fell against some of its trading partners. The greenback weakened against the euro and British pound on speculation that interest rates in the U.S. could be headed lower at the same time that the European Central Bank and the Bank of England are considering interest rate hikes. The combination of benign inflation data out of the U.S and hawkish comments from the ECB, along with a jump in British consumer prices, sent the dollar lower against both of those currencies, with the pound trading over $2.00 for the first time since 1992. Long positions in the New Zealand dollar were also profitable.

Prices for base and precious metals rallied during the week, resulting in gains for Grant Park. Concerns over a possible labor dispute at an Indonesian mine added to supply worries and pushed copper prices to a 3.3% gain on the London Metals Exchange; nickel also closed higher amid worries over critically low inventories. Weakness in the U.S. dollar spurred gold to settle at $695.80 per ounce, up $5.90 from the previous week.

The S&P Composite Index rose a little more than 31 points during the week, resulting in gains for the stock index sector. Analysts cited a round of positive earnings and speculation over possible buy-outs of financial institutions as the main drivers of the upside move in stocks. Long positions in the German DAX and Paris CAC also contributed to gains.

Lastly, short positions in the domestic interest rate markets sustained losses as prices for Eurodollars and Ten-year notes rallied in response to a weaker-than-expected reading on U.S. consumer prices. Long positions in the Japanese Government Bond market also reported losses.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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